As filed with the Securities and Exchange Commission on April 22, 2021

Registration Nos. 333-168878

333-172573

333-179773

333-186964

333-202462

333-210189

333-239957

333-176742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168878

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172573

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179773

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186964

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202462

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210189

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239957

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176742

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RealPage, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2788861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2201 Lakeside Boulevard

Richardson, Texas 75082-4305

(Address of Principal Executive Offices) (Zip Code)

RealPage, Inc. 2010 Equity Incentive Plan

RealPage, Inc. 2020 Equity Incentive Plan

Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan

(Full Title of the Plan)

David G. Monk, Esq.

Executive Vice President, Chief Legal Officer and Secretary

RealPage, Inc.

2201 Lakeside Boulevard

Richardson, Texas 75082-4305

(972) 820-3000

(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by RealPage, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-168878, filed on August 17, 2010, registering 3,069,525 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-172573, filed on March 2, 2011, registering 3,881,088 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-179773, filed on February 28, 2012, registering 3,999,653 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-186964, filed on February 28, 2013, registering 1,200,000 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-202462, filed on March 3, 2015, registering 3,500,000 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-210189, filed on March 15, 2016, registering 2,000,000 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2010 Equity Incentive Plan.

•	Registration Statement No. 333-239957, filed on July 20, 2020, registering 12,836,687 shares of common stock, par value $0.001 per share, under the RealPage, Inc. 2020 Equity Incentive Plan.

•

Registration Statement No. 333-176742, filed on September 9, 2011, registering 349,693 shares of common stock, par value $0.001 per share, under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 20, 2020, by and among RealPage Holdings, LLC, a Delaware limited liability company, formerly known as Mirasol Parent, LLC, (“Parent”), Mirasol Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on April 22, 2021, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on April 22, 2021.

RealPage, Inc.

By:	/s/ Brian Shelton
	Name:	Brian Shelton
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.